U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2006

THE CENTER FOR WOUND HEALING, INC.

(Exact name of registrant as specified in charter)

Nevada	33-8067-NY	87-0618831
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1090 King Georges Post Road, Suite 501, Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number, including area code: 732 661 2050

(Former name or former address, if changed since last report)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Joseph I. Emas, Attorney at Law

1224 Washington Avenue

Miami Beach, Florida 33139

Telephone: 305.531.1174

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 – ACQUISITION OR DISPOSITION OF ASSETS.

On June 16, 2006, The Center For Wound Healing, Inc. (the “Company”), executed the First Amended and Restated Contribution Agreement between the Company, Joel Macher, Alan Richer and Briantree Hyperbaric, LLC, (the “Contribution Agreement”), to acquire all of the Member Interests of the Far Rockaway Hyperbaric LLC.

The consideration for the transaction will be as follows:

The total payment will equal to Five Million ($5,000,000) dollars (the “Purchase Price”) to be paid as follows:

•	$1,000,000 shall be in cash;

•	$1,350,000 shall be paid by a two year promissory note, such note to have an interest payment of 8% such interest payable quarterly with the a balloon payment of principal and remaining interest at maturity and secured by the assets of the Far Rockaway and Atlantic Hyperbaric LLC.

•	$650,000 shall be paid by a sixty day promissory note, such note to have an interest payment of 8% such interest payable quarterly (extended if the selling members of Far Rockaway Hyperbaric LLC. are delinquent in delivering a new agreement with St. Johns Episcopal Hospital).

•	$2,000,000 shall be paid by delivery of 615,385 restricted shares of Company common stock, such shares having piggy back rights but subject to a lock up agreement.

•	As additional Purchase Price, the Members after Closing and Far Rockaway prior to Closing, shall own and collect all accounts receivable billed and collected by St. Johns Episcopal Hospital and Interfaith Hospitals on or before the Closing Date, (the “Excluded Accounts Receivable”) but not yet remitted to Far Rockaway prior to the Closing. In addition, the Company shall reimburse the members in the amount of $20,520.27 for expenses paid on behalf of Far Rockaway Hyperbaric LLC. and pay $51,500 of certain expenses of Far Rockaway Hyperbaric LLC.

A copy of the First Amended and Restated Contribution Agreement and attachments are attached hereto as Exhibit 2.1.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

Exhibits	Description
2.1	First Amended and Restated Contribution Agreement between The Center For Wound Healing, Inc. Joel Macher, Alan Richer and Briantree Hyperbaric, LLC. and attachments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 22, 2006

THE CENTER FOR WOUND HEALING, INC.

By:	/s/ Phillip Forman
Name:	Phillip Forman
Title:	Chief Executive Officer